Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that they are filing jointly pursuant to Rule 13-d-1(k)(1) of the Securities Exchange Act of 1934, as amended, with respect to Class A ordinary shares of uCloudlink Group Inc., and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.

The undersigned further agree and acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained herein, but shall not be responsible for completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: April 25, 2024

China International Capital Corporation Limited

By:	/seal/ CHINA INTERNATIONAL CAPITAL CORPORATION LIMITED /s/ Hong Bo
Name: Hong Bo Title: Authorized Signatory

China International Capital Corporation (International) Limited

By:	/s/ Wong Wing Fai Joseph
Name: Wong Wing Fai Joseph Title: Authorized Signatory

CICC Financial Holdings Limited
By:	/s/ Wong Wing Fai Joseph
Name: Wong Wing Fai Joseph Title: Authorized Signatory

CICC Financial Trading Limited
By:	/s/ Bin Tan
Name: Bin Tan Title: Authorized Signatory

By:	/s/ Lau Tsz Wing
Name: Lau Tsz Wing Title: Authorized Signatory